Exhibit 99.1

For Immediate Release

Quality Distribution, LLC Closes Boasso Acquisition,

$50.0 Million of Senior Floating Rate Notes, Series B, and New ABL Credit Facility

TAMPA, FL, December 18, 2007—Quality Distribution, LLC, the wholly owned subsidiary of Quality Distribution, Inc. (NASDAQ: QLTY) (“QDI”), and its wholly owned subsidiary, QD Capital Corporation (together, the “Company”), today announced that it has consummated its previously announced acquisition of Boasso America Corporation (the “Boasso acquisition”), a private placement offering of $50.0 million of Senior Floating Rate Notes due 2012, Series B (the “Notes”) and a new senior secured asset-based loan revolving facility with a maturity of five and one half years (the “ABL Facility”), and that it has repaid all outstanding indebtedness under its previously existing credit facility.

Gary Enzor, Chief Executive Officer of the Company, stated that, “Establishing our new ABL Facility, and completing our $50.0 million Notes offering during this turbulent market, provides a strong testament to the strength of our business and our ability to generate cash flow with our asset-light business model. Completing the financing enabled us to close the Boasso acquisition as anticipated. Boasso, which has grown its revenues at a double-digit pace the last several years, positions us to serve global growth markets and provide an increased service offering to our customers. Those offerings include rail transloading, trucking, cleaning and depot services (maintenance, repair and storage) to facilitate international container shipments. As the first step in our expansion plan, Boasso President Scott Giroir and his team will manage the opening of a new container facility in Newark, New Jersey in early 2008. This facility will allow Boasso to extend its geographic reach into this important chemical import/export market area. We are excited about this acquisition which, in addition to its high growth potential, is both positive from a cash flow and earnings perspective on day one.”

The Notes bear interest at a rate equal to three-month LIBOR plus 4.5%, reset on a quarterly basis. The initial interest rate on the notes is 9.72% per annum. Concurrently with the consummation of the Notes offering, the new ABL Facility became effective and QDI completed the Boasso acquisition.

The ABL Facility consists of a $195.0 million current asset tranche (the “current asset tranche”) with an initial rate of LIBOR plus 2.0% and a $30.0 million fixed asset tranche (the “fixed asset tranche”) with an initial rate of LIBOR plus 2.25%. Total availability under these facilities after giving effect to the Boasso acquisition and QDI’s outstanding letter of credit commitments is approximately $60.0 million.

The proceeds of the ABL Facility were used, together with the proceeds from the Notes offering, to finance a portion of the Boasso acquisition (which amounts include the assumption of all the existing capital lease indebtedness of Boasso), to repay all outstanding indebtedness under the Company’s previously existing credit facility and, going forward, for working capital needs and general corporate purposes, including permitted acquisitions.

The Company acquired all of the outstanding capital stock of Boasso for total consideration of approximately $58.9 million, subject to final working capital adjustments.

The Notes were offered within the United States only to qualified institutional buyers pursuant to rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Notes were not registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes.

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include QDI’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; QDI’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; changes in senior management; its ability to achieve projected operating objectives and debt reduction in 2007; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to QDI-controlled operations; and QDI’s ability to attract and retain qualified drivers. In addition, difficulties or delays in effecting repayment of indebtedness could cause QDI’s results to differ materially from current expectations. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in QDI’s Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. QDI disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031, ext. 7376